Exhibit 2.3(d)
OMNIBUS AMENDMENT NO. 2
This OMNIBUS AMENDMENT NO. 2, effective as of December 19, 2023 (this “Amendment”), is by and among Viatris Inc., a Delaware corporation (“Viatris”), Biocon Biologics UK Limited, a U.K. private limited company (“Biocon UK”), Biosimilars Newco Limited, a U.K. private limited company (“Biosimilars Newco” and, collectively with Biocon UK, the “Confessing Parties”), and Biocon Biologics Limited, a public limited company incorporated under the Indian Companies Act, 2013 (“Biocon”). Each of the parties hereto is referred to individually as a “Party” and collectively as the “Parties.”
IMPORTANT NOTICE: THIS AGREEMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS THE CONFESSING PARTIES MAY HAVE AND ALLOWS SELLER PARENT TO OBTAIN AND ENFORCE AN ORDER AGAINST THE CONFESSING PARTIES WITHOUT ANY NOTICE OR OPPORTUNITY TO BE HEARD.
RECITALS
WHEREAS, Viatris and Biocon are parties to that certain Transaction Agreement, dated as of February 27, 2022, as amended by that certain Amendment No. 1 to Transaction Agreement, dated as of November 28, 2022, and as amended by that certain Omnibus Amendment No. 1, dated as of May 17, 2023, by and between Viatris and Biocon (the “Transaction Agreement”);
WHEREAS, Viatris and Biocon UK are parties to that certain letter agreement, dated as of February 27, 2022, relating to payments of Closing Working Capital, as amended by that certain Amendment No. 1 to Letter Agreement, dated as of November 29, 2022, and as amended by that certain Omnibus Amendment No. 1, dated as of May 17, 2023, by and between Viatris and Biocon UK (the “Working Capital Letter” and, collectively with the Transaction Agreement, the “Specified Documents”); and
WHEREAS, the Parties desire to amend each of the Specified Documents in accordance with the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Amendment and the Specified Documents, and subject to the conditions set forth herein and therein, the Parties hereby agree as follows:
1.Capitalized Terms. Unless otherwise indicated herein, capitalized terms which are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement.
2.Amendments to the Working Capital Letter. Notwithstanding anything to the contrary in the Working Capital Letter or the other Transaction Documents:
(a)on or prior to 22 December, 2023, Seller Parent shall cause $220,000,000 (two hundred twenty million dollars) to be paid to Biosimilar Collaborations Ireland Limited, an Irish private limited company (“Biosimilar Collaborations”), by wire transfer of immediately available funds to the account(s) designated in writing by Biosimilar Collaborations on or prior to 20 December, 2023 (such payment, the “Early Specified WC/Cash Payment”);
(b)following the Early Specified WC/Cash Payment, for all purposes of the Working Capital Letter (but, for the avoidance of doubt, not for purposes of any other Transaction Documents) the definition of Working Capital Target shall be deemed amended such that the Working Capital Target is $30,000,000 (thirty million dollars), rather than $250,000,000 (two hundred fifty million dollars);
(c)for the avoidance of doubt, as a result of such amendment to the definition of Working Capital Target, (i) the Specified WC/Cash following the Early Specified WC/Cash Payment shall be $30,000,000 (thirty million dollars), rather than $250,000,000 (two hundred fifty million dollars) and (ii) the maximum amount that Seller Parent shall be potentially obligated to assign, transfer and convey to the Acquired Companies (or, with the prior written consent of Seller Parent, another wholly owned Affiliate of Buyer) pursuant to the Working Capital Letter following the Early Specified WC/Cash Payment shall be $30,000,000 (thirty million dollars); and
(d)Seller Parent acknowledges and agrees that the payment required to be made by paragraph 2(a) above is not subject to any conditions or other contingencies and Seller Parent has no set off rights, clawback rights or similar rights with respect to such payment, and that Seller Parent may not contend that such payment is not payable to Biosimilar Collaborations in the amount and on the due date set forth above.
3.Miscellaneous.
(a)Acknowledgment under Biocon Shareholders’ Agreement. For the avoidance of doubt, the failure to consummate the Serum Transaction does not constitute a basis for the adjustment of the Maximum Mandatory Conversion Rate or the Optional Conversion Rate, as defined in the Shareholders’ Agreement of Biocon.
(b)Confession of Judgment. Without limiting or modifying the Confessing Parties’ and their respective Affiliates’ (including Biocon’s) obligations under the Transaction Agreement (for the avoidance of doubt, including Biocon’s obligations under Section 1.05 of the Transaction Agreement), Biocon UK and Biosimilars Newco hereby severally acknowledge in respect of themselves only that they are obligated, severally (and not jointly and severally), in the case of Biocon UK to cause the payment of the Irish Future Cash Payment and in the case of Biosimilars Newco to cause the payment of the ROW Future Cash Payment, in each case, in the amounts and by the dates set forth in the Transaction Agreement. Notwithstanding anything to the contrary in the Transaction Agreement or the other Transaction Documents (other than Section 8.09 of the Transaction Agreement or Section 5 of the Working Capital Letter), in the event that Biocon UK or Biosimilars Newco (as applicable) fails, for any reason (other than a proper exercise of the right of offset under Section 8.09 of the Transaction Agreement or Section 5 of the Working Capital Letter), to pay or cause to be paid $175,000,000 (one hundred seventy-five million dollars) to the Irish Seller (unless mutually agreed in writing between Seller Parent and Biocon UK) on or prior to April 10, 2024 or

$160,000,000 (one hundred sixty million dollars) to the ROW Seller (unless mutually agreed in writing between Seller Parent and Biosimilars Newco) on or prior to December 3, 2024, in satisfaction of the respective obligations of Biocon UK and Biosimilars Newco (as applicable) to cause the relevant payment of the Irish Future Cash Payment pursuant to Section 1.05(a) of the Transaction Agreement and the ROW Future Cash Payment pursuant to Section 1.05(b) of the Transaction Agreement, respectively, then Biocon UK or Biosimilars Newco (as applicable), on behalf of themselves only, hereby authorize (i) any attorney admitted to practice before any court in the State of Delaware or before any court in which Seller Parent or any of its Affiliates may enforce any Order obtained pursuant to Section 9.12 or Section 9.13 of the Transaction Agreement or this paragraph 3(b) (the “Enforcement Court”) and (ii) the clerk or similar official of any court in the State of Delaware or any Enforcement Court, in each case, to (A) appear on behalf of the Biocon UK or Biosimilars Newco (as applicable) in any court in the State of Delaware or any Enforcement Court or before any clerk or similar official of any court in the State of Delaware or any Enforcement Court, (B) confess judgment, and authorize entry of such judgment, against Biocon UK or Biosimilars Newco (as applicable), in the full amount that the relevant Confessing Party so failed to pay or cause to be paid, plus all fees and costs relating to obtaining or enforcing such judgment, including attorneys’ fees and costs and (C) enforce any judgment obtained pursuant to Section 9.12 or Section 9.13 of the Transaction Agreement or this paragraph 3(b) against Biocon UK or Biosimilars Newco (as applicable) in any court in the State of Delaware or any Enforcement Court. The authority and power to appear for and enter or enforce judgment against the applicable Confessing Party shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered but not fully enforced pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as Seller Parent or any of its Affiliates shall deem necessary, convenient, or proper.
i.For the avoidance of doubt, and without limiting the foregoing, each of Biocon and the Confessing Parties acknowledge and agree that the Future Cash Payments are not subject to any conditions or other contingencies and Biocon and the Confessing Parties have, except as set forth in Section 8.09 of the Transaction Agreement and Section 5 of the Working Capital Letter, no set off rights, clawback rights or similar rights with respect to the Future Cash Payments, and that each of Biocon and the Confessing Parties may not contend that the Future Cash Payments are not payable to Seller Parent in the respective amounts and on the respective due dates set forth in this paragraph 3(b) and may not oppose the granting or enforcement of any Order in accordance with the terms of this paragraph 3(b), except, in each case, pursuant to a proper exercise of the right of offset under Section 8.09 of the Transaction Agreement or Section 5 of the Working Capital Letter. For the avoidance of doubt, a proper exercise of the right of offset under Section 8.09 of the Transaction Agreement or Section 5 of the Working Capital Letter shall require exercise of such right, including written notice to Viatris, prior to the due date of the applicable payment.

ii.The confessions of judgment described this Amendment may be without process, and the Confessing Parties are fully aware that, by authorizing confession of judgment, the Confessing Parties are severally waiving the right to any notice or opportunity to be heard prior to the entry of these confessed judgments in favor of Seller Parent.
(c)Affidavit of Confession of Judgment. Concurrently with the execution of this Amendment, each of Biocon UK and Biosimilars Newco has executed and delivered to Seller Parent an Affidavit of Confession of Judgment, dated as of the date hereof, pursuant to and in satisfaction of Delaware Code Section 2306(c), in the form attached hereto as Schedule 1, and each of them severally hereby authorizes Seller Parent to deliver such Affidavit of Confession of Judgment to any court in the State of Delaware or any Enforcement Court in enforcing Seller Parent’s rights pursuant to paragraph 3(b) of this Amendment.
(d)Effect of Amendment. Each Party acknowledges and agrees that this Amendment constitutes an instrument in writing on behalf of each of the Parties in accordance with Section 9.05 of the Transaction Agreement and Section 7 of the Working Capital Letter. For the avoidance of doubt, references to the date of the Transaction Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Transaction Agreement shall continue to refer to February 27, 2022.
(e)Limited Amendment. Except as expressly set forth herein, this Amendment shall not be deemed to amend, waive, affect or otherwise alter any term or provision of the Specified Documents or the other Transaction Documents, and all terms and provisions of the Specified Documents and the other Transaction Documents shall continue in full force and effect.
(f)Miscellaneous. The provisions set forth in Sections 9.01 and 9.04 through 9.15 of the Transaction Agreement shall apply to this Amendment, mutatis mutandis, and are hereby incorporated by reference as if fully set forth herein.
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IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

VIATRIS INC. By: /s/ Anil Amin ______________________________ Name: Anil Amin Title: Chief Business Development Officer

[Signature Page to Omnibus Amendment No. 2]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOCON BIOLOGICS UK LIMITED By: /s/ Kedar Upadhye ______________________________ Name: Kedar Upadhye Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 2]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOSIMILARS NEWCO LIMITED By: /s/ Kedar Upadhye ______________________________ Name: Kedar Upadhye Title: Authorized Signatory

[Signature Page to Omnibus Amendment No. 2]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, all as of the date first written above.

BIOCON BIOLOGICS LIMITED By: /s/ Kedar Upadhye ______________________________ Name: Kedar Upadhye Title: Authorized Signatory

    [Signature Page to Omnibus Amendment No. 2]